Exhibit 99.1
ANYWHERE REAL ESTATE INC. REPORTS
SECOND QUARTER 2022 FINANCIAL RESULTS

MADISON, N.J. (July 28, 2022) - Anywhere Real Estate Inc. (NYSE: HOUS) ("Anywhere" or the "Company"), the largest full-service residential real estate services company in the United States, today reported financial results for the second quarter ended June 30, 2022.
“Even in a much tougher housing market, Anywhere delivered the solid profitability and Free Cash Flow that we believe the market is increasingly valuing,” said Ryan Schneider, Anywhere president and CEO. “Anywhere continues to invest in the business, especially our strategic focus on simplifying and reimagining the home buying and selling experience for consumers as we leverage our strong financial profile and demonstrated ability to deliver results.”

“We continued to strengthen our balance sheet in July with an amendment and extension of our revolving credit facility giving us even further financial flexibility,” said Charlotte Simonelli, Anywhere executive vice president, chief financial officer, and treasurer. “We have targeted an additional $70 million of cost savings to give us greater flexibility to balance our strategic priorities and growth investments against the current housing market backdrop.”

On July 13th, we announced the following new naming conventions for our business units which followed the Company's rebrand to Anywhere Real Estate, Inc. (Anywhere) on June 9th: Anywhere Brands (our Franchise Group), formerly known as Realogy Franchise Group; Anywhere Advisors (our Owned Brokerage Group), formerly known as Realogy Brokerage Group; and Anywhere Integrated Services (our Title Group), formerly known as Realogy Title Group.

Second Quarter 2022 Highlights
•Generated Revenue of $2.1 billion, a decrease of 6% or $134 million year-over-year, largely impacted by the absence of revenue from our former title underwriter business due to its sale in the first quarter of 2022 as well as lower homesale transaction volume.
•Reported Net income of $88 million and basic earnings per share of $0.76, a decrease of $61 million or $0.52 per share vs. prior year.
•Generated Operating EBITDA of $202 million, a decrease of $108 million year-over-year (See Table 5a).
•Generated Free Cash Flow of $70 million vs. $243 million for the corresponding quarter last year (See Table 7).
•Combined closed transaction volume decreased 6% year-over-year.
•Anywhere Advisors agent count grew 6% year-over-year (excluding the impact of an acquisition of a large franchisee in the second quarter of 2022), the eighth consecutive quarter of sequential growth, and continued to maintain strong retention levels.
•At June 30, 2022, our Net Debt Leverage Ratio was 3.4x (See Table 8b) and Senior Secured Leverage Ratio was 0.05x (See Table 8a).
•Executed an amendment and extension of our Revolving Credit Facility, which terminated the revolving commitments due 2023 and extended the maturity of the $1.1 billion resulting Revolving Credit Facility to July 2027 (subject to earlier springing maturity dates upon the occurrence of certain events).

Anywhere Reports Financial Results for Second Quarter 2022

Second Quarter 2022 Financial Highlights
The following table sets forth the Company’s financial highlights for the periods presented (in millions, except per share data) (unaudited):

	Three Months Ended June 30,
	2022	2021	Change	% Change
Revenue	$2,142	$2,276	$(134)	(6)%
Operating EBITDA [1]	202	310	(108)	(35)
Net income attributable to Anywhere	88	149	(61)	(41)
Adjusted net income [2]	81	148	(67)	(45)
Earnings per share	0.76	1.28	(0.52)	(41)
Adjusted earnings per share [2]	0.70	1.27	(0.57)	(45)
Free Cash Flow [3]	70	243	(173)	(71)
Net cash provided by operating activities	$28	$223	$(195)	(87)%

Select Key Drivers
Franchise Group 4 5 [6]
Closed homesale sides	263,600	320,463		(18)%
Average homesale price	$475,361	$430,756		10%
Owned Brokerage Group 5 6
Closed homesale sides	96,029	103,945		(8)%
Average homesale price	$735,013	$678,978		8%
Title Group
Purchase title and closing units	41,483	45,563		(9)%
Refinance title and closing units	4,712	13,730		(66)%
_______________
Footnotes:
1 See Tables 5a and 5b. Operating EBITDA is defined as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes, and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, gains or losses on the early extinguishment of debt, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets.
2 See Table 1a. Adjusted Net income (loss) is defined as net income (loss) before mark-to-market interest rate swap adjustments, former parent legacy items, restructuring charges, (gain) loss on the early extinguishment of debt, impairments, (gain) loss on the sale of investments or other assets and the tax effect of the foregoing adjustments. Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
3 See Table 7. Free Cash Flow is defined as net income (loss) attributable to Anywhere before income tax expense (benefit), income tax payments, net interest expense, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the sale of investments or other assets, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations.
4 Includes all franchisees except for Owned Brokerage Group.
5 The Company's combined homesale transaction volume growth (transaction sides multiplied by average sale price) decreased 6% compared with the second quarter of 2021.
6 In the second quarter of 2022, Owned Brokerage Group acquired a franchisee formerly reported under Franchise Group. As a result of the acquisition, the drivers of the acquired entity shifted from Franchise Group to Owned Brokerage Group. Excluding the impact of the acquisition for the three months ended June 30, 2022, closed homesale sides for (i) Franchise Group would have improved to (17)%; and (ii) Owned Brokerage Group would have decreased to (10)%. The acquisition did not have a significant impact on the change in average homesale price for Franchise Group or Owned Brokerage Group in the three months ended June 30, 2022. Excluding the impact of the acquisition for the three months ended June 30, 2022, homesale transaction volume for Franchise Group and Owned Brokerage Group would have been (8)% (as opposed to (9)%) and (3)% (as opposed to flat), respectively.

Anywhere Reports Financial Results for Second Quarter 2022

2022 Financial Estimates
The Company now estimates Operating EBITDA for full year 2022 in the range of $600 to $700 million from $750 to $800 million but cautions that the macroeconomic environment continues to shift quickly. The reduction from prior estimates is predominantly attributable to declines in projected year-over-year homesale transaction volume in the range of (10)% to (20)% in the second half of 2022, which implies year-over-year declines in homesale transaction volume in the range of (6)% to (11)% for full year 2022.

The full year estimate assumes the achievement of $70 million in cost savings that were previously identified by the Company as well as an incremental $70 million in a mix of temporary and permanent cost savings for total estimated 2022 savings north of $140 million offset in part by increased independent agent commission costs which we now expect to be above 175 basis points, year-over-year.
This estimate is subject, among other things, to macroeconomic and housing market uncertainties, including those related to rising inflation and mortgage rates, declining affordability and constrained inventory.
Balance Sheet and Capital Allocation
The Company ended the quarter with cash and cash equivalents of $251 million. Total corporate debt, including the short-term portion, net of cash and cash equivalents (net corporate debt), totaled $2.7 billion at June 30, 2022. The Company's Net Debt Leverage Ratio was 3.4x at June 30, 2022 (see Table 8b).
On July 27, 2022, the Company amended its credit agreement, which includes its Revolving Credit Facility, or revolver, to extend the maturity date of the revolver to July 2027 (subject to earlier springing maturity dates upon the occurrence of certain events), replace LIBOR with a Term SOFR-based rate as the applicable benchmark for the revolver, and terminate the revolver commitments due 2023, among other changes. Following amendment, the revolver has an aggregate of $1.1 billion in capacity, with no amounts currently drawn and $42 million of outstanding undrawn letters of credit.
During the second quarter of 2022, the Company used cash on hand to repurchase $60 million of its 4.875% Senior Notes due 2023 in open market purchases at an aggregate purchase price of $59 million, plus accrued interest to the repurchase date. As of June 30th, $347 million of its 4.875% Senior Notes due 2023 remain outstanding.
For the three months ended June 30, 2022, the Company repurchased and retired 3.9 million shares of common stock for $45 million. As of June 30, 2022, $255 million remained available for repurchase under the share repurchase program.
A consolidated balance sheet is included as Table 2 of this press release.
Investor Conference Call
Today, July 28, at 8:30 a.m. (ET), Anywhere will hold a conference call via webcast to review its Q2 2022 results and provide a business update. The webcast will be hosted by Ryan Schneider, chief executive officer and president, and Charlotte Simonelli, chief financial officer, and will conclude with an investor Q&A period with management.
Investors may access the conference call live via webcast at ir.anywhere.re or by dialing (888) 330-3077 (toll free); international participants should dial (646) 960-0674. Please dial in at least 5 to 10 minutes prior to start time. A webcast replay also will be available on the website.
About Anywhere Real Estate Inc.
Anywhere Real Estate Inc. (NYSE: HOUS) is moving the real estate industry to what’s next. As the leading and most integrated provider of U.S. residential real estate services encompassing franchise, brokerage, relocation, and title and settlement businesses as well as a mortgage joint venture, the Company supported approximately 1.5 million home transactions in 2021. The Company’s diverse brand portfolio includes some of the most recognized names in real estate: Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, Corcoran®, ERA®, and Sotheby’s International Realty®. Using innovative technology, data and marketing products, high-quality lead generation programs, and best-in-class learning and support services, the Company fuels the productivity of its approximately 197,600 independent sales agents in the U.S. and approximately 140,600 independent sales agents in 119 other countries and territories,

Anywhere Reports Financial Results for Second Quarter 2022

helping them build stronger businesses and best serve today’s consumers. Recognized for eleven consecutive years as one of the World’s Most Ethical Companies, the Company has also been designated a Great Place to Work four years in a row, named one of LinkedIn’s 2021 Top Companies in the U.S., and honored on the Forbes list of World’s Best Employers 2021.
Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements," including the information appearing under 2022 Financial Estimates. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Anywhere Real Estate Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "potential" and "plans" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.
The following include some, but not all, of the factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements: adverse developments or the absence of sustained improvement in the U.S. residential real estate markets, either regionally or nationally, which could include, but are not limited to factors that impact homesale transaction volume, such as: stagnant or declining home prices, continued or accelerated increases in mortgage rates, continued or accelerated declines in home sales, housing affordability, or consumer demand or continued or accelerated declines in inventory or excessive inventory; adverse developments or the absence of sustained improvement in macroeconomic conditions (such as business, economic or political conditions) on a global, domestic or local basis, which could include, but are not limited to contraction or stagnation in the U.S. economy and continued or accelerated increases in inflation; adverse developments or outcomes in current or future litigation, in particular pending antitrust litigation; industry structure changes that disrupt the functioning of the residential real estate market; the impact of evolving competitive and consumer dynamics, including that the Company's share of the commission income generated by homesale transactions may continue to shift to affiliated independent sales agents or otherwise erode due to market factors and our ability to compete against traditional and non-traditional competitors; our ability to execute our business strategy and achieve growth, including with respect to the recruitment and retention of productive independent sales agents, attraction and retention of franchisees and development or procurement of products, services and technology that support our strategic initiatives; our ability to realize the expected benefits from our existing or future joint ventures or strategic partnerships, in particular, our mortgage origination joint venture, which is impacted by increases in mortgage rates and competitive margin compression; adverse impacts from the COVID-19 crisis or other pandemics or epidemics; risks related to our business structure, including our geographic and high-end market concentration, the operating results of our affiliated franchisees, and risks related to a loss of our largest real estate benefit program; disruption in the residential real estate brokerage industry related to listing aggregator market power and concentration; risks related to our substantial indebtedness and our ability to refinance or repay our indebtedness; our failure or alleged failure to comply with laws, regulations and regulatory interpretations and any changes or stricter interpretations of any of the foregoing, including but not limited to (1) antitrust laws and regulations, (2) the Real Estate Settlement Procedures Act or other federal or state consumer protection or similar laws, (3) state or federal employment laws or regulations that would require reclassification of independent contractor sales agents to employee status, and (4) privacy or data security laws and regulations; cybersecurity incidents; impairment of our goodwill and other long-lived assets; the accuracy of market forecasts and estimates; significant fluctuation in the price of our common stock; and the impact of share repurchase programs on our common stock.
Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings "Forward-Looking Statements" and "Risk Factors" in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and our Annual Report on Form 10-K for the year ended December 31, 2021, and our other filings made from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally.

Anywhere Reports Financial Results for Second Quarter 2022

We undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events except as required by law.
Non-GAAP Financial Measures
This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release. See Tables 1a, 8a, 8b and 9 for definitions of these non-GAAP financial measures and Tables 1a, 5a, 5b, 6a, 6b, 7, 8a and 8b for reconciliations of the historical non-GAAP financial measures to their most comparable GAAP terms.
Because of the forward-looking nature of the Company’s forecasted non-GAAP financial measure, specific quantification of the amounts that would be required to reconcile forecasted Operating EBITDA to forecasted net income are not determinable without unreasonable efforts.

Investor Contacts:	Media Contacts:
Alicia Swift	Trey Sarten
(973) 407-4669	(973) 407-2162
Alicia.Swift@anywhere.re	Trey.Sarten@anywhere.re

Danielle Kloeblen	Kyle Kirkpatrick
(973) 407-2148	(973) 407-5236
Danielle.Kloeblen@anywhere.re	Kyle.Kirkpatrick@anywhere.re

Anywhere Reports Financial Results for Second Quarter 2022                    6
Table 1

ANYWHERE REAL ESTATE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Gross commission income	$1,757	$1,773	$3,004	$2,927
Service revenue	217	314	463	563
Franchise fees	125	147	224	252
Other	43	42	86	81
Net revenues	2,142	2,276	3,777	3,823
Expenses
Commission and other agent-related costs	1,402	1,373	2,390	2,258
Operating	356	422	762	806
Marketing	72	66	136	124
General and administrative	107	114	205	204
Former parent legacy cost, net	—	1	—	1
Restructuring costs, net	3	5	7	10
Impairments	—	1	—	2
Depreciation and amortization	55	51	106	102
Interest expense, net	28	57	46	95
Loss on the early extinguishment of debt	—	1	92	18
Other income, net	(7)	(16)	(138)	(18)
Total expenses	2,016	2,075	3,606	3,602
Income before income taxes, equity in losses (earnings) and noncontrolling interests	126	201	171	221
Income tax expense	32	60	44	77
Equity in losses (earnings) of unconsolidated entities	4	(10)	14	(41)
Net income	90	151	113	185
Less: Net income attributable to noncontrolling interests	(2)	(2)	(2)	(3)
Net income attributable to Anywhere	$88	$149	$111	$182

Earnings per share attributable to Anywhere shareholders:
Basic earnings per share	$0.76	$1.28	$0.95	$1.57
Diluted earnings per share	$0.75	$1.25	$0.93	$1.52
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	116.5	116.5	116.8	116.2
Diluted	117.8	119.3	118.9	119.4

Anywhere Reports Financial Results for Second Quarter 2022                    7
Table 1a
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(In millions, except per share data)
We present Adjusted net income and Adjusted earnings per share because we believe these measures are useful as supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our operating results.
Adjusted net income (loss) is defined by us as net income (loss) before: (a) mark-to-market interest rate swap adjustments, whose fair value is subject to movements in LIBOR and the forward yield curve and therefore are subject to significant fluctuations; (b) former parent legacy items, which pertain to liabilities of the former parent for matters prior to mid-2006 and are non-operational in nature; (c) restructuring charges as a result of initiatives currently in progress; (d) impairments; (e) the (gain) loss on the early extinguishment of debt that results from refinancing and deleveraging debt initiatives; (f) the (gain) loss on the sale of investments or other assets and (g) the tax effect of the foregoing adjustments. The gross amounts for these items as well as the adjustment for income taxes are shown in the table below.
Commencing in the first quarter of 2022, the Company revised its approach to Adjusted net income to exclude the impact of the sale of investments or other assets. Adjusted net income for the three and six months ended June 30, 2021 have been revised to reflect this change.
Adjusted earnings (loss) per share is Adjusted net income (loss) divided by the weighted average common and common equivalent shares outstanding.
Set forth in the table below is a reconciliation of Net income to Adjusted net income for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to Anywhere	$88	$149	$111	$182
Addback:
Mark-to-market interest rate swap (gains) losses	(9)	6	(35)	(7)
Former parent legacy cost, net	—	1	—	1
Restructuring costs, net	3	5	7	10
Impairments	—	1	—	2
Loss on the early extinguishment of debt	—	1	92	18
Gain on the sale of businesses, investments or other assets, net	(4)	(15)	(135)	(15)
Adjustments for tax effect (a)	3	—	19	(2)
Adjusted net income attributable to Anywhere	$81	$148	$59	$189

Earnings per share attributable to Anywhere:
Basic earnings per share:	$0.76	$1.28	$0.95	$1.57
Diluted earnings per share:	$0.75	$1.25	$0.93	$1.52

Adjusted earnings per share attributable to Anywhere:
Adjusted basic earnings per share:	$0.70	$1.27	$0.51	$1.63
Adjusted diluted earnings per share:	$0.69	$1.24	$0.50	$1.58

Weighted average common and common equivalent shares outstanding:
Basic:	116.5	116.5	116.8	116.2
Diluted:	117.8	119.3	118.9	119.4
_______________
(a)Reflects tax effect of adjustments at the Company's blended state and federal statutory rate.

Anywhere Reports Financial Results for Second Quarter 2022                    8
Table 2
ANYWHERE REAL ESTATE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	June 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$251	$735
Restricted cash	11	8
Trade receivables (net of allowance for doubtful accounts of $12 and $11)	136	123
Relocation receivables	273	139
Other current assets	201	183
Total current assets	872	1,188
Property and equipment, net	322	310
Operating lease assets, net	465	453
Goodwill	2,910	2,923
Trademarks	687	687
Franchise agreements, net	988	1,021
Other intangibles, net	159	171
Other non-current assets	575	457
Total assets	$6,978	$7,210
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$137	$130
Securitization obligations	175	118
Current portion of long-term debt	360	10
Current portion of operating lease liabilities	127	128
Accrued expenses and other current liabilities	519	666
Total current liabilities	1,318	1,052
Long-term debt	2,489	2,940
Long-term operating lease liabilities	423	417
Deferred income taxes	330	353
Other non-current liabilities	209	256
Total liabilities	4,769	5,018
Commitments and contingencies
Equity:
Anywhere preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Anywhere common stock: $0.01 par value; 400,000,000 shares authorized, 114,362,828 shares issued and outstanding at June 30, 2022 and 116,588,430 shares issued and outstanding at December 31, 2021	1	1
Additional paid-in capital	4,849	4,947
Accumulated deficit	(2,596)	(2,712)
Accumulated other comprehensive loss	(49)	(50)
Total stockholders' equity	2,205	2,186
Noncontrolling interests	4	6
Total equity	2,209	2,192
Total liabilities and equity	$6,978	$7,210

Anywhere Reports Financial Results for Second Quarter 2022                    9
Table 3
ANYWHERE REAL ESTATE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating Activities
Net income	$113	$185
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	106	102
Deferred income taxes	(4)	65
Impairments	—	2
Amortization of deferred financing costs and debt discount (premium)	5	6
Loss on the early extinguishment of debt	92	18
Gain on the sale of businesses, investments or other assets, net	(135)	(15)
Equity in losses (earnings) of unconsolidated entities	14	(41)
Stock-based compensation	14	14
Mark-to-market adjustments on derivatives	(35)	(7)
Other adjustments to net income	—	(2)
Net change in assets and liabilities, excluding the impact of acquisitions and dispositions:
Trade receivables	(15)	(14)
Relocation receivables	(135)	(67)
Other assets	(36)	(14)
Accounts payable, accrued expenses and other liabilities	(170)	(63)
Dividends received from unconsolidated entities	1	38
Other, net	(20)	(21)
Net cash (used in) provided by operating activities	(205)	186
Investing Activities
Property and equipment additions	(56)	(50)
Payments for acquisitions, net of cash acquired	(14)	(3)
Net proceeds from the sale of businesses	62	15
Investment in unconsolidated entities	(15)	(7)
Proceeds from the sale of investments in unconsolidated entities	13	—
Other, net	17	(6)
Net cash provided by (used in) investing activities	7	(51)

Anywhere Reports Financial Results for Second Quarter 2022                    10

	Six Months Ended June 30,
	2022	2021
Financing Activities
Repayments of Term Loan A Facility and Term Loan B Facility	—	(1,055)
Proceeds from issuance of Senior Notes	1,000	905
Redemption of Senior Secured Second Lien Notes	(550)	—
Redemption of Senior Notes	(550)	—
Repurchase of Senior Notes	(59)	—
Proceeds from issuance of Exchangeable Senior Notes	—	403
Payments for purchase of Exchangeable Senior Notes hedge transactions	—	(67)
Proceeds from issuance of Exchangeable Senior Notes warrant transactions	—	46
Amortization payments on term loan facilities	(4)	(6)
Net change in securitization obligations	57	40
Debt issuance costs	(18)	(20)
Cash paid for fees associated with early extinguishment of debt	(80)	(11)
Repurchase of common stock	(45)	—
Taxes paid related to net share settlement for stock-based compensation	(16)	(9)
Other, net	(17)	(18)
Net cash (used in) provided by financing activities	(282)	208
Effect of changes in exchange rates on cash, cash equivalents and restricted cash	(1)	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(481)	343
Cash, cash equivalents and restricted cash, beginning of period	743	523
Cash, cash equivalents and restricted cash, end of period	$262	$866

Supplemental Disclosure of Cash Flow Information
Interest payments (including securitization interest of $2 for both periods presented)	$90	$83
Income tax payments, net	44	13

Anywhere Reports Financial Results for Second Quarter 2022                    11
Table 4a

ANYWHERE REAL ESTATE INC.
2022 vs. 2021 KEY DRIVERS

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
Anywhere Brands - Franchise Group (a) (b)
Closed homesale sides	263,600	320,463	(18)%	481,364	565,161	(15)%
Average homesale price	$475,361	$430,756	10%	$463,549	$414,842	12%
Average homesale broker commission rate	2.43%	2.46%	(3) bps	2.43%	2.46%	(3) bps
Net royalty per side	$450	$418	8%	$433	$402	8%
Anywhere Advisors - Owned Brokerage Group (b)
Closed homesale sides	96,029	103,945	(8)%	167,400	178,938	(6)%
Average homesale price	$735,013	$678,978	8%	$722,764	$649,634	11%
Average homesale broker commission rate	2.41%	2.43%	(2) bps	2.40%	2.43%	(3) bps
Gross commission income per side	$18,297	$17,053	7%	$17,947	$16,357	10%
Anywhere Integrated Services - Title Group
Purchase title and closing units (c)	41,483	45,563	(9)%	72,350	78,065	(7)%
Refinance title and closing units (d)	4,712	13,730	(66)%	12,780	33,536	(62)%
Average fee per closing unit (e)	$3,264	$2,720	20%	$3,158	$2,546	24%
_______________
(a)Includes all franchisees except for Owned Brokerage Group.
(b)In June 2022, Owned Brokerage Group acquired a franchisee formerly reported under Franchise Group. As a result of the acquisition, the drivers of the acquired entity shifted from Franchise Group to Owned Brokerage Group. Excluding the impact of the acquisition for the three and six months ended June 30, 2022, closed homesale sides for (i) Franchise Group would have improved to (17)% and (14)%, respectively, and (ii) Owned Brokerage Group would have decreased to (10)% and (8)%, respectively. The acquisition did not have a significant impact on the change in average homesale price for Franchise Group or Owned Brokerage Group in the three or six months ended June 30, 2022.
(c)Purchase title and closing units for the three and six months ended June 30, 2021 were revised to reflect a decrease of 1,812 and 3,138 units, respectively. The change was for the number of units only and did not impact revenue.
(d)Refinance title and closing units for the three and six months ended June 30, 2021 were revised to reflect a decrease of 742 and 1,403 units, respectively. The change was for the number of units only and did not impact revenue.
(e)With the change in units noted above, Average fee per closing unit for the three and six months ended June 30, 2021 was updated to reflect an increase of $112 and $100 per closing unit, respectively.

Anywhere Reports Financial Results for Second Quarter 2022                    12
Table 4b

ANYWHERE REAL ESTATE INC.
2021 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2021	June 30, 2021	September 30, 2021	December 31, 2021	December 31, 2021
Anywhere Brands - Franchise Group (a)
Closed homesale sides	244,698	320,463	316,195	281,680	1,163,036
Average homesale price	$394,000	$430,756	$427,052	$440,751	$424,436
Average homesale broker commission rate	2.47%	2.46%	2.44%	2.43%	2.45%
Net royalty per side	$382	$418	$401	$421	$406
Anywhere Advisors - Owned Brokerage Group
Closed homesale sides	74,993	103,945	101,536	90,661	371,135
Average homesale price	$608,960	$678,978	$662,006	$667,188	$657,307
Average homesale broker commission rate	2.43%	2.43%	2.42%	2.41%	2.42%
Gross commission income per side	$15,393	$17,053	$16,633	$16,573	$16,486
Anywhere Integrated Services - Title Group
Purchase title and closing units (b)	32,502	45,563	45,011	40,111	163,187
Refinance title and closing units (c)	19,806	13,730	12,140	10,999	56,675
Average fee per closing unit (d)	$2,348	$2,720	$2,801	$2,962	$2,709
_______________
(a)Includes all franchisees except for Owned Brokerage Group.
(b)Purchase title and closing units for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 were revised to reflect a decrease of 1,326, 1,812 and 1,993 units, respectively. The change was for the number of units only and did not impact revenue.
(c)Refinance title and closing units for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 were revised to reflect a decrease of 661, 742 and 696 units, respectively. The change was for the number of units only and did not impact revenue.
(d)With the change in units noted above, Average fee per closing unit for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 was updated to reflect an increase of $86, $112 and $126, respectively.

Anywhere Reports Financial Results for Second Quarter 2022                    13
Table 5a
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - OPERATING EBITDA
THREE MONTHS ENDED JUNE 30, 2022 AND 2021
(In millions)
Set forth in the tables below is a reconciliation of Net income attributable to Anywhere to Operating EBITDA for the three-month periods ended June 30, 2022 and 2021:

	Three Months Ended June 30,
	2022	2021
Net income attributable to Anywhere	$88	$149
Income tax expense	32	60
Income before income taxes	120	209
Add: Depreciation and amortization	55	51
Interest expense, net	28	57
Restructuring costs, net (a)	3	5
Impairments (b)	—	1
Former parent legacy cost, net (c)	—	1
Loss on the early extinguishment of debt (c)	—	1
Gain on the sale of businesses, investments or other assets, net (d)	(4)	(15)
Operating EBITDA	$202	$310
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin by reportable segments:

	Revenues (e)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2022	2021			2022	2021			2022	2021
Franchise Group	$339	$347	$(8)	(2)%	$204	$224	$(20)	(9)%	60%	65%	(5)
Owned Brokerage Group	1,775	1,791	(16)	(1)	11	70	(59)	(84)	1	4	(3)
Title Group (f)	144	255	(111)	(44)	21	55	(34)	(62)	15	22	(7)
Corporate and Other	(116)	(117)	1	(e)	(34)	(39)	5	13
Total Company	$2,142	$2,276	$(134)	(6)%	$202	$310	$(108)	(35)%	9%	14%	(5)
The following table reflects Franchise Group and Owned Brokerage Group's results before intercompany royalties and marketing fees, as well as on a combined basis to show the Operating EBITDA contribution of these business segments to the overall Operating EBITDA of the Company:

	Revenues		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2022	2021			2022	2021			2022	2021
Franchise Group (g)	$223	$230	$(7)	(3)%	$88	$107	$(19)	(18)%	39%	47%	(8)
Owned Brokerage Group (g)	1,775	1,791	(16)	(1)	127	187	(60)	(32)	7	10	(3)
Franchise Group and Owned Brokerage Group Combined	$1,998	$2,021	$(23)	(1)%	$215	$294	$(79)	(27)%	11%	15%	(4)
_______________

(a)Restructuring charges incurred for the three months ended June 30, 2022 include $1 million at Franchise Group, $1 million at Owned Brokerage Group and $1 million at Corporate and Other. Restructuring charges incurred for the three months ended June 30, 2021 include $1 million at Franchise Group, $2 million at Owned Brokerage Group and $2 million at Corporate and Other.
(b)Non-cash impairments for the three months ended June 30, 2021 primarily relate to lease asset and software impairments.
(c)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.
(d)Gain on the sale of businesses, investments or other assets, net is recorded in Title Group related to the sale of a portion of the Company's ownership in the Title Insurance Underwriter Joint Venture during the three months ended June 30, 2022. Gain on the sale of businesses, investments or other assets, net is recorded in Owned Brokerage Group during the three months ended June 30, 2021.
(e)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Owned Brokerage Group of $116 million and $117 million during the three months ended June 30, 2022 and 2021, respectively, and are eliminated through the Corporate and Other line.
(f)Title Group includes our title, escrow and settlement services (title agency) businesses, minority-owned mortgage origination joint venture and our minority-owned Title Insurance Underwriter Joint Venture. The sale of our former title insurance underwriter on March 29, 2022

Anywhere Reports Financial Results for Second Quarter 2022                    14
resulted in declines of $102 million in underwriter revenue and $19 million in Operating EBITDA in the second quarter of 2022 as compared to the second quarter of 2021, with $3 million of equity in earnings attributable to the Title Insurance Underwriter Joint Venture partially offsetting the decline in earnings. The Operating EBITDA contribution from the mortgage origination joint venture declined $9 million from earnings of $8 million for the three-month period ended June 30, 2021 to losses of $1 million for the three-month period ended June 30, 2022.
(g)The segment numbers noted above do not reflect the impact of intercompany royalties and marketing fees paid by Owned Brokerage Group to Franchise Group of $116 million and $117 million during the three months ended June 30, 2022 and 2021, respectively.

Anywhere Reports Financial Results for Second Quarter 2022                    15
Table 5b
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - OPERATING EBITDA
SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In millions)
Set forth in the tables below is a reconciliation of Net income attributable to Anywhere to Operating EBITDA for the six-month periods ended June 30, 2022 and 2021:

	Six Months Ended June 30,
	2022	2021
Net income attributable to Anywhere	$111	$182
Income tax expense	44	77
Income before income taxes	155	259
Add: Depreciation and amortization	106	102
Interest expense, net	46	95
Restructuring costs, net (a)	7	10
Impairments (b)	—	2
Former parent legacy cost, net (c)	—	1
Loss on the early extinguishment of debt (c)	92	18
Gain on the sale of businesses, investments or other assets, net (d)	(135)	(15)
Operating EBITDA	$271	$472
The following table reflects Revenue, Operating EBITDA and Operating EBITDA margin by reportable segments:

	Revenues (e)		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2022	2021			2022	2021			2022	2021
Franchise Group	$606	$601	$5	1%	$342	$365	$(23)	(6)%	56%	61%	(5)
Owned Brokerage Group	3,039	2,962	77	3	(29)	65	(94)	(145)	(1)	2	(3)
Title Group (f)	334	456	(122)	(27)	18	116	(98)	(84)	5	25	(20)
Corporate and Other	(202)	(196)	(6)	(e)	(60)	(74)	14	19
Total Company	$3,777	$3,823	$(46)	(1)%	$271	$472	$(201)	(43)%	7%	12%	(5)
The following table reflects Franchise Group and Owned Brokerage Group's results before intercompany royalties and marketing fees, as well as on a combined basis to show the Operating EBITDA contribution of these business segments to the overall Operating EBITDA of the Company:

	Revenues		$ Change	% Change	Operating EBITDA		$ Change	% Change	Operating EBITDA Margin		Change
	2022	2021			2022	2021			2022	2021
Franchise Group (g)	$404	$405	$(1)	—%	$140	$169	$(29)	(17)%	35%	42%	(7)
Owned Brokerage Group (g)	3,039	2,962	77	3	173	261	(88)	(34)	6	9	(3)
Franchise Group and Owned Brokerage Group Combined	$3,443	$3,367	$76	2%	$313	$430	$(117)	(27)%	9%	13%	(4)
_______________

(a)Restructuring charges incurred for the six months ended June 30, 2022 include $2 million at Franchise Group, $3 million at Owned Brokerage Group and $2 million at Corporate and Other. Restructuring charges incurred for the six months ended June 30, 2021 include $3 million at Franchise Group, $4 million at Owned Brokerage Group and $3 million at Corporate and Other.
(b)Non-cash impairments for the six months ended June 30, 2021 primarily relate to lease asset and software impairments.
(c)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.
(d)Gain on the sale of businesses, investments or other assets, net is recorded in Title Group related to the sale of our former title insurance underwriter during the first quarter of 2022 and the sale of a portion of the Company's ownership in the Title Insurance Underwriter Joint Venture during the second quarter of 2022. Gain on the sale of businesses, investments or other assets, net is recorded in Owned Brokerage Group during the six months ended June 30, 2021.
(e)Revenues include the elimination of transactions between segments, which consists of intercompany royalties and marketing fees paid by Owned Brokerage Group of $202 million and $196 million during the six months ended June 30, 2022 and 2021, respectively, and are eliminated through the Corporate and Other line.

Anywhere Reports Financial Results for Second Quarter 2022                    16
(f)Title Group includes our title, escrow and settlement services (title agency) businesses, minority-owned mortgage origination joint venture and our minority-owned Title Insurance Underwriter Joint Venture. The sale of our former title insurance underwriter on March 29, 2022 resulted in declines of $107 million in underwriter revenue and $28 million in Operating EBITDA in the first half of 2022 as compared to the first half of 2021, with $3 million of equity in earnings attributable to the Title Insurance Underwriter Joint Venture partially offsetting the decline in earnings. The Operating EBITDA contribution from the mortgage origination joint venture declined $47 million from earnings of $38 million for the six-month period ended June 30, 2021 to losses of $9 million for the six-month period ended June 30, 2022. The decline was primarily driven by the impact of mark-to-market adjustments on the mortgage loan pipeline and significant gain-on-sale margin compression due to the highly competitive mortgage industry, lower refinancing volume and increased headcount to grow the business and its market share.
(a)The segment numbers noted above do not reflect the impact of intercompany royalties and marketing fees paid by Owned Brokerage Group to Franchise Group of $202 million and $196 million during the six months ended June 30, 2022 and June 30, 2021, respectively.

Anywhere Reports Financial Results for Second Quarter 2022                    17
Table 6a
ANYWHERE REAL ESTATE INC.
SELECTED 2022 FINANCIAL DATA
(In millions)

	Three Months Ended
	March 31,	June 30,
	2022	2022
Net revenues (a)
Franchise Group	$267	$339
Owned Brokerage Group	1,264	1,775
Title Group	190	144
Corporate and Other	(86)	(116)
Total Company	$1,635	$2,142

Operating EBITDA
Franchise Group	$138	$204
Owned Brokerage Group	(40)	11
Title Group	(3)	21
Corporate and Other	(26)	(34)
Total Company	$69	$202

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$69	$202

Less: Depreciation and amortization	51	55
Interest expense, net	18	28
Income tax expense	12	32
Restructuring costs, net (b)	4	3
Loss on the early extinguishment of debt (c)	92	—
Gain on the sale of businesses, investments or other assets, net (d)	(131)	(4)
Net income attributable to Anywhere	$23	$88
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Franchise Group include intercompany royalties and marketing fees paid by Owned Brokerage Group of $86 million and $116 million for the three months ended March 31, 2022 and June 30, 2022, respectively. Such amounts are eliminated through Corporate and Other.
(b)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended
	March 31,	June 30,
	2022	2022
Franchise Group	$1	$1
Owned Brokerage Group	2	1
Corporate and Other	1	1
Total Company	$4	$3
(c)Loss on the early extinguishment of debt is recorded in Corporate and Other.
(d)Gain on the sale of businesses, investments or other assets, net is recorded in Title Group related to the sale of our former title insurance underwriter during the first quarter of 2022 and the sale of a portion of the Company's ownership in the Title Insurance Underwriter Joint Venture during the second quarter of 2022.

Anywhere Reports Financial Results for Second Quarter 2022                    18
Table 6b
ANYWHERE REAL ESTATE INC.
SELECTED 2021 FINANCIAL DATA
(In millions)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021
Net revenues (a)
Franchise Group	$254	$347	$342	$306	$1,249
Owned Brokerage Group	1,171	1,791	1,705	1,522	6,189
Title Group	201	255	250	246	952
Corporate and Other	(79)	(117)	(111)	(100)	(407)
Total Company	$1,547	$2,276	$2,186	$1,974	$7,983

Operating EBITDA
Franchise Group	$141	$224	$211	$175	$751
Owned Brokerage Group	(5)	70	51	(7)	109
Title Group	61	55	54	30	200
Corporate and Other	(35)	(39)	(43)	(41)	(158)
Total Company	$162	$310	$273	$157	$902

Non-GAAP Reconciliation - Operating EBITDA
Total Company Operating EBITDA	$162	$310	$273	$157	$902

Less: Depreciation and amortization	51	51	50	52	204
Interest expense, net	38	57	52	43	190
Income tax expense	17	60	48	8	133
Restructuring costs, net (b)	5	5	4	3	17
Impairments (c)	1	1	1	1	4
Former parent legacy cost, net (d)	—	1	—	—	1
Loss on the early extinguishment of debt (d)	17	1	3	—	21
(Gain) loss on the sale of businesses, investments or other assets, net (e)	—	(15)	1	3	(11)
Net income attributable to Anywhere	$33	$149	$114	$47	$343
_______________
(a)Transactions between segments are eliminated in consolidation. Revenues for Franchise Group include intercompany royalties and marketing fees paid by Owned Brokerage Group of $79 million, $117 million, $111 million and $100 million for the three months ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021, respectively. Such amounts are eliminated through Corporate and Other.
(b)Includes restructuring charges broken down by business unit as follows:

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021
Franchise Group	$2	$1	$1	$1	$5
Owned Brokerage Group	2	2	2	1	7
Corporate and Other	1	2	1	1	5
Total Company	$5	$5	$4	$3	$17
(c)Impairments for the three months ended March 31, 2021, June 30, 2021, September 30, 2021 and December 31, 2021 primarily relate to software and lease asset impairments.
(d)Former parent legacy items and Loss on the early extinguishment of debt are recorded in Corporate and Other.
(e)(Gain) loss on the sale of businesses, investments or other assets, net is primarily recorded in Owned Brokerage Group.

Anywhere Reports Financial Results for Second Quarter 2022                    19
Table 6c

ANYWHERE REAL ESTATE INC.
2021 CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2021	2021	2021	2021	2021
Revenues
Gross commission income	$1,154	$1,773	$1,689	$1,502	$6,118
Service revenue	249	314	315	302	1,180
Franchise fees	105	147	139	130	521
Other	39	42	43	40	164
Net revenues	1,547	2,276	2,186	1,974	7,983
Expenses
Commission and other agent-related costs	885	1,373	1,309	1,186	4,753
Operating	384	422	424	439	1,669
Marketing	58	66	69	70	263
General and administrative	90	114	120	117	441
Former parent legacy cost, net	—	1	—	—	1
Restructuring costs, net	5	5	4	3	17
Impairments	1	1	1	1	4
Depreciation and amortization	51	51	50	52	204
Interest expense, net	38	57	52	43	190
Loss on the early extinguishment of debt	17	1	3	—	21
Other (income) expense, net	(2)	(16)	1	2	(15)
Total expenses	1,527	2,075	2,033	1,913	7,548
Income before income taxes, equity in (earnings) losses and noncontrolling interests	20	201	153	61	435
Income tax expense	17	60	48	8	133
Equity in (earnings) losses of unconsolidated entities	(31)	(10)	(11)	4	(48)
Net income	34	151	116	49	350
Less: Net income attributable to noncontrolling interests	(1)	(2)	(2)	(2)	(7)
Net income attributable to Anywhere	$33	$149	$114	$47	$343

Earnings per share attributable to Anywhere shareholders:
Basic earnings per share	$0.28	$1.28	$0.98	$0.40	$2.95
Diluted earnings per share	$0.28	$1.25	$0.95	$0.39	$2.85
Weighted average common and common equivalent shares of Anywhere outstanding:
Basic	115.9	116.5	116.6	116.6	116.4
Diluted	118.4	119.3	120.3	120.4	120.2

Anywhere Reports Financial Results for Second Quarter 2022                    20
Table 7
ANYWHERE REAL ESTATE INC.
NON-GAAP RECONCILIATION - FREE CASH FLOW
THREE AND SIX MONTHS ENDED JUNE 30, 2022 AND 2021
(In millions)
A reconciliation of net income attributable to Anywhere to Free Cash Flow is set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income attributable to Anywhere	$88	$149	$111	$182
Income tax expense	32	60	44	77
Income tax payments	(42)	(11)	(44)	(13)
Interest expense, net	28	57	46	95
Cash interest payments	(32)	(69)	(90)	(83)
Depreciation and amortization	55	51	106	102
Capital expenditures	(27)	(27)	(56)	(50)
Restructuring costs and former parent legacy items, net of payments	(1)	—	(1)	(5)
Impairments	—	1	—	2
Loss on the early extinguishment of debt	—	1	92	18
Gain on the sale of businesses, investments or other assets, net	(4)	(15)	(135)	(15)
Working capital adjustments	3	62	(200)	(107)
Relocation receivables (assets), net of securitization obligations	(30)	(16)	(78)	(27)
Free Cash Flow	$70	$243	$(205)	$176
A reconciliation of net cash provided by (used in) operating activities to Free Cash Flow is set forth in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$28	$223	$(205)	$186
Property and equipment additions	(27)	(27)	(56)	(50)
Net change in securitization obligations	70	47	57	40
Effect of exchange rates on cash, cash equivalents and restricted cash	(1)	—	(1)	—
Free Cash Flow	$70	$243	$(205)	$176

Net cash (used in) provided by investing activities	$(29)	$(19)	$7	$(51)
Net cash (used in) provided by financing activities	$(45)	$253	$(282)	$208

Anywhere Reports Financial Results for Second Quarter 2022                    21
Table 8a

NON-GAAP RECONCILIATION - SENIOR SECURED LEVERAGE RATIO
FOR THE FOUR-QUARTER PERIOD ENDED JUNE 30, 2022
(In millions)
The senior secured leverage ratio is tested quarterly pursuant to the terms of the senior secured credit facilities*. For the trailing four-quarter period ended June 30, 2022, Anywhere Real Estate Group LLC ("Anywhere Group") was required to maintain a senior secured leverage ratio not to exceed 4.75 to 1.00. The senior secured leverage ratio is measured by dividing Anywhere Group's total senior secured net debt by the trailing four-quarters EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement. Total senior secured net debt does not include our unsecured indebtedness, including the Unsecured Notes and Exchangeable Senior Notes, or the securitization obligations. EBITDA calculated on a Pro Forma Basis, as defined in the Senior Secured Credit Agreement, includes adjustments to Operating EBITDA for retention and disposition costs, non-cash charges and incremental securitization interest costs, as well as pro forma cost savings for restructuring initiatives, the pro forma effect of business optimization initiatives and the pro forma effect of acquisitions and new franchisees, in each case calculated as of the beginning of the trailing four-quarter period. The Company was in compliance with the senior secured leverage ratio covenant at June 30, 2022 with a ratio of 0.05 to 1.00.
A reconciliation of net income attributable to Anywhere Group to Operating EBITDA and EBITDA calculated on a Pro Forma Basis, as those terms are defined in the Senior Secured Credit Agreement, for the four-quarter period ended June 30, 2022 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Six Months Ended	Six Months Ended	Six Months Ended	Twelve Months Ended
	December 31, 2021	June 30, 2021	December 31, 2021	June 30, 2022	June 30, 2022
Net income attributable to Anywhere Group (a)	$343	$182	$161	$111	$272
Income tax expense	133	77	56	44	100
Income before income taxes	476	259	217	155	372
Depreciation and amortization	204	102	102	106	208
Interest expense, net	190	95	95	46	141
Restructuring costs, net	17	10	7	7	14
Impairments	4	2	2	—	2
Former parent legacy cost, net	1	1	—	—	—
Loss on the early extinguishment of debt	21	18	3	92	95
(Gain) loss on the sale of businesses, investments or other assets, net	(11)	(15)	4	(135)	(131)
Operating EBITDA (b)	902	472	430	271	701
Bank covenant adjustments:
Pro forma effect of business optimization initiatives (c)					35
Non-cash charges (d)					30
Pro forma effect of acquisitions and new franchisees (e)					11
Incremental securitization interest costs (f)					3
EBITDA as defined by the Senior Secured Credit Agreement*					$780
Total senior secured net debt (g)					$36
Senior secured leverage ratio*					0.05	x
_______________
(a)Net income attributable to Anywhere Group consists of: (i) income of $114 million for the third quarter of 2021, (ii) income of $47 million for the fourth quarter of 2021, (iii) income of $23 million for the first quarter of 2022 and (iv) income of $88 million for the second quarter of 2022.
(b)Operating EBITDA consists of: (i) $273 million for the third quarter of 2021, (ii) $157 million for the fourth quarter of 2021, (iii) $69 million for the first quarter of 2022 and (iv) $202 million for the second quarter of 2022.
(c)Represents the four-quarter pro forma effect of business optimization initiatives.

Anywhere Reports Financial Results for Second Quarter 2022                    22
(d)Represents the elimination of non-cash expenses including $29 million of stock-based compensation expense, $4 million of foreign exchange expense and $3 million for the change in the allowance for doubtful accounts and notes reserves less $6 million of other items for the four-quarter period ended June 30, 2022.
(e)Represents the estimated impact of acquisitions and franchise sales activity, net of brokerages that exited our franchise system as if these changes had occurred on July 1, 2021. Franchisee sales activity is comprised of new franchise agreements as well as growth through acquisitions and independent sales agent recruitment by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimates and there can be no assurance that we would have generated the projected levels of Operating EBITDA had we owned the acquired entities or entered into the franchise contracts as of July 1, 2021.
(f)Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended June 30, 2022.
(g)Represents total borrowings under the senior secured credit facilities (including the Revolving Credit Facility) and Term Loan A Facility and borrowings secured by a first priority lien on our assets of $228 million plus $24 million of finance lease obligations less $216 million of readily available cash as of June 30, 2022. Pursuant to the terms of our senior secured credit facilities, total senior secured net debt does not include our securitization obligations or unsecured indebtedness, including the Unsecured Notes and Exchangeable Senior Notes.

* Our senior secured credit facilities include the facilities under our Amended and Restated Credit Agreement dated as of March 5, 2013, as amended from time to time (the "Senior Secured Credit Agreement"), and the Term Loan A Agreement dated as of October 23, 2015 (the "Term Loan A Agreement"), as amended from time to time. Our Unsecured Notes include our 4.875% Senior Notes due 2023, 5.75% Senior Notes due 2029 and 5.25% Senior Notes due 2030. Exchangeable Senior Notes refers to our 0.25% Exchangeable Senior Notes due 2026.

Anywhere Reports Financial Results for Second Quarter 2022                    23
Table 8b

NET DEBT LEVERAGE RATIO
FOR THE FOUR-QUARTER PERIOD ENDED JUNE 30, 2022
(In millions)
Net corporate debt (excluding securitizations) divided by EBITDA calculated on a Pro Forma Basis, as those terms are defined in the senior secured credit facilities, for the four-quarter period ended June 30, 2022 (referred to as net debt leverage ratio) is set forth in the following table:

	As of June 30, 2022
Revolving Credit Facility	$—
Extended Term Loan A	228
4.875% Senior Notes	347
5.75% Senior Notes	900
5.25% Senior Notes	1,000
0.25% Exchangeable Senior Notes	403
Finance lease obligations	24
Corporate Debt (excluding securitizations)	2,902
Less: Cash and cash equivalents	251
Net Corporate Debt (excluding securitizations)	$2,651

EBITDA as defined by the Senior Secured Credit Agreement (a)	$780

Net Debt Leverage Ratio (b)	3.4	x
_______________
(a)See Table 8a for a reconciliation of Net income attributable to Anywhere Group to EBITDA as defined by the Senior Secured Credit Agreement.

Anywhere Reports Financial Results for Second Quarter 2022                    24

Table 9
Non-GAAP Definitions
Adjusted net income (loss) is defined by us as net income (loss) before mark-to-market interest rate swap adjustments, former parent legacy items, restructuring charges, the (gain) loss on the early extinguishment of debt, impairments, the (gain) loss on the sale of investments or other assets and the tax effect of the foregoing adjustments. The gross amounts for these items as well as the adjustment for income taxes are presented.
Operating EBITDA is defined by us as net income (loss) before depreciation and amortization, interest expense, net (other than relocation services interest for securitization assets and securitization obligations), income taxes, and other items that are not core to the operating activities of the Company such as restructuring charges, former parent legacy items, gains or losses on the early extinguishment of debt, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets. Operating EBITDA is our primary non-GAAP measure.
We present Operating EBITDA because we believe it is useful as a supplemental measure in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, uses Operating EBITDA as a factor in evaluating the performance of our business. Operating EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe Operating EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, as well as other items that are not core to the operating activities of the Company such as restructuring charges, gains or losses on the early extinguishment of debt, former parent legacy items, impairments, gains or losses on discontinued operations and gains or losses on the sale of investments or other assets, which may vary for different companies for reasons unrelated to operating performance. We further believe that Operating EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Operating EBITDA measure when reporting their results.
Operating EBITDA has limitations as an analytical tool, and you should not consider Operating EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:
•this measure does not reflect changes in, or cash required for, our working capital needs;
•this measure does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;
•this measure does not reflect our income tax expense or the cash requirements to pay our taxes;
•this measure does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and this measure does not reflect any cash requirements for such replacements; and
•other companies may calculate this measure differently so they may not be comparable.
Free Cash Flow is defined as net income (loss) attributable to Anywhere before income tax expense (benefit), income tax payments, interest expense, net, cash interest payments, depreciation and amortization, capital expenditures, restructuring costs and former parent legacy costs (benefits), net of payments, impairments, (gain) loss on the sale of investments or other assets, (gain) loss on the early extinguishment of debt, working capital adjustments and relocation receivables (assets), net of change in securitization obligations. We use Free Cash Flow in our internal evaluation of operating effectiveness and decisions regarding the allocation of resources, as well as measuring the Company's ability to generate cash. Since Free Cash Flow can be viewed as both a performance measure and a cash flow measure, the Company has provided a reconciliation to both net income attributable to Anywhere and net cash provided by operating activities. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Free Cash Flow may differ from similarly titled measures presented by other companies.